Exhibit 99.1

Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

HERITAGE OAKS BANCORP TO PRESENT AT SANDLER O’NEILL CONFERENCE

Paso Robles, CA – February 26, 2009 — Heritage Oaks Bancorp (NASDAQ: HEOP), parent company of Heritage Oaks Bank, today announced plans to participate in a Central Valley/Southern Bank Panel at the Sandler O’Neill & Partners 2009 West Coast Financial Services Conference.  Lawrence P. Ward, President and CEO, and the rest of the panel will present on Tuesday, March 3, at 10:45 a.m. PST.

The conference, set for March 2nd through the 4th in San Francisco, will be available in its entirety, both live and via 60-day replay, at www.sandleroneill.com.  In addition, a copy of the slides used by Mr. Ward at the conference will be available through the company’s website www.heritageoaksbancorp.com under the heading “Presentations.”

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, San Miguel, Templeton and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates, demographic changes, competition, fluctuations in interest rates, the recent disruptions of the United States credit markets, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the Company’s business, economic, political and global changes arising from the war on terrorism. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE:  Transmitted on Globe Newswire on February 26, 2009, at 10:30 a.m. PST.